Exhibit 10.5

PROMISSORY NOTE

Note Amount	Effective Date of Note: May 31, 2024
$633,840.00	Omaha, Nebraska

This Note (this “Note”) has been executed by CleanCore Solutions, Inc., a Nevada corporation (“Maker”) in connection with the transfer contemplated by that certain Allonge, Assignment, and Agreement, dated May 31, 2024 (the “Assignment Agreement”), of a portion of the principal amount of, and related accrued interest under that certain Promissory Note, dated October 17, 2022, as amended (the “Original Note”), by and between the Maker and Burlington Capital, LLC, a Delaware limited liability company. This Agreement is one of the New Notes contemplated by the Assignment Agreement.

FOR VALUE RECEIVED, the undersigned CleanCore Solutions, Inc., a Nevada corporation (“Maker”), hereby promises to pay to the order Walker Water, LLC (“Payee”, which term includes any future holder hereof) the sum of Six Hundred Thirty- Three Thousand Eight Hundred Forty and no/100 Dollars ($633,840.00) (the “Note Amount”).

1. Interest and Payment. The Note Amount includes interest accrued at the rate of 8.5% per annum (“Interest”) from October 17, 2022, being the original issuance date of the Original Note. No additional interest shall be due except as otherwise provided herein. Payment of the Note Amount, plus accrued interest shall be made on December 31, 2024.

2. Prepayment. Maker shall have the right to prepay the Note Amount of this Promissory Note, together with any additional sums which may become due and owing pursuant to the terms and provisions of this Promissory Note.

3. Events of Default. Upon the occurrence of any one of the events of default (herein an “Event of Default”) described below, the payments of the Note Amount and accrued interest shall, at the option of the Payee, be accelerated, and such remaining Note Amount, interest and all other such sums shall immediately be due and payable without notice or demand.

The following shall constitute an Event of Default:

(a) Maker fails to pay the Note Amount or accrued interest required hereunder when due; or

(b) Maker fails to perform or observe any material covenant, condition or agreement to be performed or observed by Maker hereunder; or

(c) Maker:

(i) Shall be adjudicated insolvent or a bankrupt, or ceases, is unable, or admits in writing the inability to pay debts as they mature, makes a general assignment for the benefit of, or enters into any composition or arrangement with its creditors; or

(ii) Applies for or consents to the appointment of a receiver, trustee or liquidator of a substantial part of the property of Maker, or authorizes such application or consent, or proceedings seeking such appointment shall be instituted against Maker without such authorization, consent or application and shall continue undismissed for a period of thirty (30) days; or

(iii) Authorizes or files a voluntary petition in bankruptcy or applies for or consents to the application of any bankruptcy, reorganization in bankruptcy, arrangement, readjustment of debt, insolvency, dissolution, moratorium or other similar proceeding, or authorizes such application or consent, or proceedings to such end shall be instituted against Maker without such authorization, application or consent, and such proceedings instituted against Maker shall continue undismissed for a period of thirty (30) days; or

Upon the occurrence of any such Event of Default, the Note Amount shall thereafter bear interest at the rate of ten percent (10%) per annum.

Payee’s failure at any time to require strict performance by Maker of any provision of this Promissory Note shall not constitute a waiver or diminish Payee’s rights hereunder. No waiver by Payee of any breach or default shall constitute a waiver of any other breach or default by Maker or a waiver of any of Payee’s rights hereunder. None of the provisions of this Promissory Note shall be held to have been waived by any act or knowledge of Payee except by written instrument executed by Payee and delivered to Maker.

4. Waiver. Maker waives presentment for payment, protest, notice of protest, demand and all diligence in enforcing collection, and Maker hereby expressly agrees that Payee may, from time to time, defer or postpone payment of principal or interest, or may extend or renew the whole or any part thereof, and such deferment, postponement, renewal, extension shall not, in any manner, affect, alter or impair the obligation of any person now or hereafter becoming liable for the payment of this Promissory Note.

5. Costs and Fees. Maker agrees, to the extent permitted by law, to pay all reasonable costs incurred by Payee of collecting, or attempting to collect, this Promissory Note, whether by suit or otherwise, including a reasonable attorney’s fee.

6. Governing Law. This Promissory Note shall, in all respects, be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity, and performance.

7. Usury. Notwithstanding any provision contained herein to the contrary, in no event shall interest accrue or be payable upon any sums due and owing hereunder or to become due and owing hereunder, in excess of the highest lawful rate allowable for the times such sums, or portions thereof, shall be outstanding and unpaid, and if, by reason of the acceleration of the maturity or the payment of interest in advance, the imposition of a delinquency charge, or if, for any other reason or reasons, interest in excess of such highest lawful rate for such period of time has been paid, then the amount due Payee on account of such sums shall be reduced by such excess, except that, if such sums are less than such excess, then, at the option of Payee, Payee shall either refund such excess to Maker, or shall reduce such sums due to zero and refund to Maker the remainder of such excess.

8. Entire Agreement. This Agreement and the Assignment Agreement constitute the entire agreement between the Maker and the Company with respect to this Agreement and the Original Note, and supersede all prior oral or written agreements and understandings, including the Original Note, relating to the subject matter hereof and thereof. The terms and provisions of this Agreement may be waived, or consent for the for the departure therefrom granted, only by a written document executed by the Parties.

9. Notice. Any notices required or permitted to be given to the Maker of this Promissory Note shall be deemed given when hand-delivered, transmitted via facsimile transmission, or deposited in the United States mails, postage prepaid.

[Remainder of Page Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Maker, has executed this Promissory Note on the date shown below, and caused this Promissory Note to be effective on the day and year first written above.

Dated effective as of the 31st day of May, 2024.

CleanCore Solutions, Inc.

By:	/s/ Douglas T. Moore
Name:	Douglas T. Moore
Title:	Chief Executive Officer

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